                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 --------------

                                   FORM 8-A/A

                                AMENDMENT NO.  3


                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 --------------

                               CABOT CORPORATION
               (Exact name of registrant as specified in charter)

               Delaware                      04-2271897
          (State of incorporation          (I.R.S. employer
            or organization)               identification no.)

                                75 State Street
                             Boston, Massachusetts
                    (Address of principal executive offices)

                                   02109-1806
                                   (zip code)

                                 --------------

       Securities to be registered pursuant to Section 12(b) of the Act:

                                     Name of each exchange
Title of each class                  on which each class is
to be registered                     to be registered
------------------                   ---------------------

Preferred Stock Purchase Rights      New York Stock Exchange
                                     Boston Stock Exchange
                                     Pacific Stock Exchange


        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /


        If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
-------------------------------------------------------------------------------
                               (Title of Class)


                              Page 1 of 7 Pages
                           Exhibit Index on Page 4
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        The registrant hereby amends the following items, financial statements, exhibits or other portions of its Registration Statement on Form 8-A dated December 2, 1986 (File No. 1-5667), as amended as of August 12, 1988 and as further amended by the registrant's Form 8, Amendment No. 2 to Form 8-A, dated November 19, 1990 (File No. 1-5667) as follows:


   Item 1.   Description of Securities to be Registered.
             ------------------------------------------

        On November 10, 1995, the Board of Directors of Cabot Corporation, a Delaware corporation (the "Corporation"), approved the redemption of all the outstanding rights to purchase shares of the Corporation's Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Old Rights"), under the Rights Agreement, dated as of November 14, 1986, as amended and restated as of August 12, 1988, and as further amended as of November 15, 1990 between the Corporation and The First National Bank of Boston, as Rights
Agent. The record date for payment of the redemption price for the Old Rights, equal to $.05 for each share of the Corporation's common stock, is the close of business on November 24, 1995. As a result, the right to exercise the Old Rights will terminate on such date and the only right of the holders of the Old Rights thereafter is to receive the redemption price.


      Item 2.   Exhibits.
                --------

           1. Rights Agreement, dated as of November 14, 1986, as amended and restated as of August 12, 1988, and as further amended as of November 15, 1990, between Cabot Corporation and The First National Bank of Boston, as Rights Agent, which includes, as Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit B thereto, the Form of Rights Certificate and as Exhibit C thereto, the Summary of Rights to Purchase Preferred Stock (incorporated by reference to
Exhibit 1 to the registrant's Registration Statement on Form 8-A dated December 2, 1986 (File No. 1-5667), Exhibit 1 to the registrant's Current Report on Form 8-K dated August 12, 1988 (File No. 1-5667) and Exhibit 3 to the registrant's Form 8, Amendment No. 2 to Form 8-A, dated November 19, 1990 (File No. 1-
5667)).

           2. Press Release dated November 10, 1995 announcing redemption of the Old Rights.




                              Page 2 of 7 Pages
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                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to a Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

                                        CABOT CORPORATION


                                        By:  /s/ Kennett F. Burnes
                                             ------------------------
                                             Name:  Kennett F. Burnes
                                             Title: President

Dated:  November 27, 1995




                              Page 3 of 7 Pages
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                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number                    Exhibit                     Page
------                    -------                     ----
1.        Rights Agreement, dated as of November       N/A
          14, 1986, as amended and restated as
          of August 12, 1988, and as further
          amended as of November 15, 1990,
          between Cabot Corporation and The
          First National Bank of Boston, as
          Rights Agent, which includes, as
          Exhibit A thereto, the Certificate of
          Designation, Preferences and Rights of
          Series A Junior Participating
          Preferred Stock, as Exhibit B thereto,
          the Form of Rights Certificate and as
          Exhibit C thereto, the Summary of
          Rights to Purchase Preferred Stock
          (incorporated by reference to Exhibit
          1 to the registrant's Registration
          Statement on Form 8-A dated December
          2, 1986 (File No. 1-5667), Exhibit 1
          to the registrant's Current Report on
          Form 8-K dated August 12, 1988 (File
          No. 1-5667) and Exhibit 3 to the
          registrant's Form 8, Amendment No. 2
          to Form 8-A, dated November 19, 1990
          (File No. 1-5667)).

2.        Press Release dated November 10, 1995         6
          announcing redemption of the Old
          Rights.



                              Page 4 of 7 Pages